Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-117077) and related Prospectus of Matrix Service Company for the registration of up to $125,000,000 of common stock, preferred stock, debt securities or warrants and to the incorporation by reference therein of our report dated August 10, 2004, with respect to the consolidated financial statements and schedule of Matrix Service Company included in its Annual Report (Form 10-K) for the year ended May 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

October 8, 2004